Exhibit 21.1

SUBSIDIARIES OF
MACQUARIE INFRASTRUCTURE INCOME OPPORTUNITIES FUND

Name	Jurisdiction
MIIO Invest I, LLC	DE
MIIO Invest II, LLC	DE
MIIO Invest III, LLC	DE